1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Announces
Terms For Mandatory Conversion of Its
6¾% Mandatory Convertible Preferred Stock

NEW ORLEANS, LA, November 11, 2010 – McMoRan Exploration Co. (NYSE: MMR) announced today the conversion rate for its 6¾% Mandatory Convertible Preferred Stock (NYSE: MMRprM, CUSIP No. 582411500, the “Preferred Stock”), which automatically converts into shares of McMoRan’s common stock on November 15, 2010.  Under the terms of the Preferred Stock, the conversion rate per $100 face amount of the Preferred Stock will be 6.7204.  All of the remaining 1.6 million shares of Preferred Stock outstanding will automatically convert into common stock; therefore, no action by Preferred Stock holders is required.  Friday, November 12, 2010 will be the last trading day on the NYSE for the Preferred Stock.

McMoRan will issue approximately 10.7 million shares of common stock in connection with the mandatory conversion on November 15, 2010.  After giving effect to this issuance, McMoRan will have approximately 106 million shares of common stock outstanding.  Assuming conversion of McMoRan’s remaining outstanding 8% Convertible Perpetual Preferred Stock, 5.25% Convertible Debt, and including the effects of the previously announced PXP transaction and the private placement of equity and debt securities on a pro forma basis, McMoRan would have approximately 221 million common shares outstanding on a fully converted basis.

Holders of Preferred Stock on the November 15, 2010 mandatory conversion date will also receive the previously declared final quarterly cash dividend of $1.6875 per share, unless the shares of Preferred Stock were voluntarily converted into shares of McMoRan’s common stock prior to the November 15, 2010 mandatory conversion date.

Holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of the Preferred Stock and the common stock, including the consequences under the laws of any state, local or foreign jurisdiction.  Conversion of the Preferred Stock into common stock generally will not be a taxable event.  A U.S. holder’s tax basis in the common stock received upon a conversion of the Preferred Stock will generally equal the tax basis of the Preferred Stock that was converted and the holding period for the common stock received will include such holder’s holding period for the Preferred Stock converted.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area.  Additional information about McMoRan is available on its internet website “www.mcmoran.com”.

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